Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Announces Filing of Complaint Seeking Temporary Restraining Order

Palatine, IL, February 20, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today that on February 19, 2013, it received notice that Advantage Health Systems, Inc. has filed an action in the Court of Chancery of the State of Delaware seeking, among other things, a temporary restraining order and a preliminary injunction to prevent the Company from closing upon, or otherwise carrying out the Company’s agreement to sell, its home health division to LHG Group, Inc. pursuant to the terms of the Asset Purchase Agreement, dated as of February 7, 2013, among subsidiaries of the Company and LHC Group, Inc. and certain of LHC Group, Inc.’s subsidiaries. Advantage’s claims are predicated upon, among other things, its assertion that the sale contemplated by the Asset Purchase Agreement constitutes a breach of certain provisions of an agreement relating to an up to $1 million earn-out entered into between the Company and Advantage in connection with the Company’s acquisition of CarePro in 2010.

The Company believes Advantage’s actions are without merit and will take appropriate legal action as necessary to preserve the Company’s rights. The Company is fully committed to consummation of the transactions contemplated by the Asset Purchase Agreement as planned on or about February 28, 2013, although the actions taken by Advantage may or may not result in a delay.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including our expectations regarding the consummation of the transactions contemplated by the Asset Purchase Agreement with LHC Group, Inc. There can be no assurance that such closing will proceed as planned due to the inherent uncertainties of litigation. There can be no assurance as to the outcome of the action filed by Advantage or its impact on the transactions contemplated by the Asset Purchase Agreement with LHC Group, Inc. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.